Exhibit 99.1
For more information:
Teruca Rullán
Senior Vice President
Corporate Communications
Popular, Inc.
trullan@bppr.com
1-917-679-3596
Popular, Inc. acquires broker-dealer operations of Smith Barney in Puerto Rico
San Juan, PR, August 30, 2007 – Popular, Inc. (Nasdaq: BPOP), the leading financial institution in Puerto Rico, announced today the signing of a definitive agreement pursuant to which Popular will acquire the operations of broker-dealer Smith Barney in Puerto Rico. Smith Barney, a division of Citigroup Global Markets Inc., is a leading provider of comprehensive financial planning and advisory services to high net worth investors, institutions, corporations and private businesses, governments and foundations.
As of June 30th, 2007, Smith Barney’s securities business in Puerto Rico consisted of approximately $1.8 billion in assets under management, approximately 15,000 accounts and 42 employees, including 26 financial advisors.
“This transaction is part of the strategy of Popular Securities to continue increasing our participation in this important segment of the marketplace,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.
Citigroup Global Markets acted as its own exclusive financial advisor for the transaction. Paul, Weiss, Rifkind, Wharton, & Garrison LLP served as legal counsel to Citigroup Global Markets, Inc. and Fiddler Gonzalez & Rodriguez, PSC served as legal counsel to Popular, Inc.
About Popular, Inc.
Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker/dealer insurance services through specialized subsidiaries. In the United States, the Corporation has established community banking franchise providing a broad range of financial services and products to the communities it serves. Banco Popular North America operates over 140 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 132 consumer finance offices, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion through the United States, the Caribbean and Latin America. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.